Exhibit 99.1

Press Release

HALLADOR ENERGY REPORTS 2019 2nd QUARTER FINANCIAL AND OPERATING RESULTS

TERRE HAUTE, August 5, 2019 - Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the quarter ended June 30, 2019.  Hallador filed its Form 10-Q after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “Hallador experienced unprecedented success continuing to lock in sales early for the 2020 calendar year.  Next year’s sales position is now 88% of our 8 million-ton target.  Additionally, Hallador continued to generate solid Free Cash Flow in the 2nd quarter of 2019.  These positive results were largely masked by a non-cash earnings adjustment and the seasonal mix of contract prices and deliveries.  Good things are coming for Hallador in the second half of 2019.”

•	Q2 2019 NET LOSS OF $3.3 MILLION, ($0.11) PER SHARE

o

The majority of loss was due to a $1.8 million non-cash adjustment in the fair market value of our interest rate swaps as a result of our quarterly mark to market.  However, Hallador intends to hold its interest rate swaps long-term, negating much of the effects of quarterly fluctuations in valuation.

o	Additionally, the seasonal nature of our contracts led to 2nd Quarter 2019 shipments being 15% less than 1st Quarter 2019. First half 2019 shipments were 49% of our 8 million-ton annualized target.

o	These circumstances detract from a quarter that generated $16.4 million in adjusted EBITDA and a first half of 2019 that generated $41.7 million in adjusted EBITDA

•	77% SOLD THROUGH 2022 = GREAT FREE CASH FLOW VISABILITY

o	When looking at the remainder of 2019 through 2022, 21.7 million tons are sold. Thus, we have ~77% of our sales contracted over the next three and a half years at an 8.0 million-ton annualized pace.

o

The reason for our continued sales success is, throughout 2018 and 1st Quarter 2019, our Sunrise Coal subsidiary grew from 9 customers in 3 states to a peak of 17 customers in 8 states.  This growth in customers has increased our sales volume from 6.6 million tons in 2017 to a projected 8.0 million tons in 2019.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Net Income (loss)	$3,656	$2,109	(3,344)	$(23)
Total Revenues	$161,623	$124,107	72,310	$57,243
Tons Sold	3,937	3,184	1,807	1,477
Average Price per Ton	$39.71	$38.85	39.35	$38.54
Bank Debt	$173,100	$200,488	173,100	$200,488
Operating Cash Flow	$23,711	$15,876	2,864	$2,683
Adjusted EBITDA*	$41,658	$37,124	16,423	$17,368
Adjusted Free Cash Flow **	$20,595	$18,933	5,943	$8,211

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP “net income” to non-GAAP “adjusted EBITDA” (in thousands).

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$3,656	$2,109	$(3,344)	$(23)
Income tax expense (benefit)	155	43	191	(123)
Loss from Hourglass Sands	391	557	140	421
Loss from equity method investments	166	156	132	73
DD&A	23,824	21,949	12,092	11,120
ARO accretion	623	573	314	291
Loss (gain) on impairment & disposal of assets	(100)	572	(100)	40
Loss (gain) on marketable securities	(348)	194	(45)	40
Interest Expense	9,988	7,023	5,369	4,315

Other amortization	2,291	1,582	1,156	820
Stock-based compensation	1,012	2,366	518	394
Adjusted EBITDA	$41,658	$37,124	$16,423	$17,368

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$3,656	$2,109	$(3,344)	$(23)
Loss from equity method investments	166	156	132	73
Deferred income tax expense (benefit)	306	265	113	(104)
DD&A	23,834	21,949	12,096	11,120
ARO accretion	623	573	314	291
Deferred financing costs amortization	1,085	940	542	483
Change in fair value of interest rate swaps	2,856	844	1,843	1,002
Loss (gain) on impairment & disposal of assets	(100)	572	(100)	40
Maintenance capex	(12,836)	(10,830)	(6,164)	(5,058)
Stock-based compensation less taxes paid	1,005	2,355	511	387
Adjusted Free Cash Flow	$20,595	$18,933	$5,943	$8,211

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, August 6, 2019, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10130750.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:  Investor Relations

Phone:  (303) 839-5504